UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2020

Thunder Energies Corporation

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-54464	45-1967797
(Commission File Number)	(I.R.S. Employer Identification No.)

111 Moorings Drive

Lantana, Florida 33462

(Address of principal executive offices)

(561) 560-4302

(Registrant’s telephone number, including area code)

1444 Rainville Road,

Tarpon Springs, Florida 34689

(former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On January 9, 2020, Mina Mar Corporation, a Florida corporation (d/b/a Mina Mar Group) (the “Purchaser”) acquired 50,000,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) of Thunder Energies Corporation (the “Company”), from Hadronic Technologies, Inc., a Florida corporation. Each share of Preferred Stock is entitled to fifteen (15) votes per share and at the election of the holder converts into ten (10) shares of Company common stock, so at completion of the stock purchase the Purchaser owns approximately 98.6% of the fully diluted outstanding equity securities of the Company and approximately 99% of the voting rights for the outstanding equity securities. The purchase price of $94,765.75 for the Preferred Stock was paid by the assumption of a Company note obligation of $85,765.75 by Emry Capital Inc Att: Mr. Zoran Cvetojevic, with the balance paid in cash. The consideration for the purchase was provided to the Purchaser from the private funds of the principal of the Purchaser. The purchase of the Preferred Stock was the result of a privately negotiated transaction and consummation of the purchase resulted in a change of control of the Company.

In connection with the sale of the Preferred Stock:

•	Dr. Ruggero Santilli and Carla Santilli, former board members and the chief executive officer and secretary and treasurer, respectively, of the Company, resigned as board members and officers;

•	The Company’s relationship with the law firm of Clifford J. Hunt, P.A. has been terminated and Clifford J. Hunt, P.A. is no longer serving as legal counsel of record to the Company;

•	The Company’s relationship with E&E Communications has been terminated and E&E Communications is no longer providing investor relations services to the Company; and

•	The Company’s relationship with GHS Investments, LLC has been terminated and GHS Investments, LLC is no longer providing underwriting, investment banking or brokerage services to the Company.

Also in connection with the sale of the Preferred Stock, Irina Veselinovic has been appointed to the Board of Directors of the Company and has been appointed as Secretary of the Company; Aleksandar Sentic has been appointed to the Board of Directors of the Company; and Andrea  Zecevic has been appointed to the Board of Directors and to the position of Company President and Chief Executive Officer. None of Ms. Veselinovic, Mr. Sentic or Ms. Zecevic is a party to an employment agreement with the Company. The Company has made the appropriate filings with the Division of Corporations for the Florida Secretary of State to memorialize the appointment of these officers in the Division of Corporations’ records.

Except as described herein, there are no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors of the Company or other matters.

Biographical Information

Irina Veselinovic, Age 38, Director and Secretary

Ms. Veselinovic has worked as a business development manager for private companies for the last five years, and has spent the last decade working in corporate administrative leadership and investor relations in the interior design and fashion industries. The Company believes Ms. Veselinovic’s broad industry experience and industry connections make her an asset to our board of directors and will drive the momentum that is the cornerstone of our team.

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Aleksandar Sentic, Age 53, Director

Mr. Sentic has worked in private companies providing logistic and insurance services for the last five years.  The Company believes Mr. Sentic’s longtime experience as a successful entrepreneur and insurance product and logistic executive, coupled with his extensive business contacts, will allow Mr. Sentic to bring a logistics based operational and organizational perspective to our board of directors.

Andrea Zecevic, Age 51, Director President and CEO

Ms. Zecevic has for the last five years been president of Saveene.com, a vacation property and yacht management firm based in Florida. She is also president of Mina Mar Corporation, a private holding company for various private equity and real estate investments.  Ms. Zecevic, who speaks multiple languages, earned a science degree, with honors, from the University of Toronto. She later completed an MBA at Kaplan University in Chicago, Illinois.  Ms. Zecevic has also been recognized by Cambridge Who’s Who for showing dedication, leadership and excellence in business management. Previously Ms.Zecevic was CEO of Cash Now a Canadian based sub prime financier. Cash Now was ranked #10 of top 1,000 fastest growing companies in Canada.  Ms. Zecevic has been appointed as the Company’s Chief Executive Officer and as a member of the Board of Directors. The Company believes her broad executive, marketing and investor relations experience will help position the Company for expansion and profitable growth going forward.

The Company will be using @CorpTnrg as its social media account going forward; its interim corporate web site is www.otc-tnrg.com; The Company’s new operating business web site is www.nacaeli.com.

The ex-management has removed all the equipment previously used by TNRG in its operations. The entire enterprise (telescope business) was written off and removed by former management.  Current management anticipates a new business model for the Company with the launch of its Nacaeli brand www.nacaeli.com.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information contained in Item 5.01 of this Current Report on Form 8-K is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 27, 2020

THUNDER ENERGIES CORPORATION

By:	/s/ Andrea Zecevic
Andrea Zecevic Chief Executive Officer

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